Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus for the registration of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining one or more elements of the foregoing and to the incorporation by reference therein of our report dated February 16, 2017 (except for the effects of presenting the GoTo Business as discontinued operations as described in Note 1, 18 and 21, as to which the date is November 3, 2017), with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Current Report on Form 8-K dated November 3, 2017, and our report dated February 16, 2017, with respect to the effectiveness of internal control over financial reporting of Citrix Systems Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2016, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

November 3, 2017